                                                                     Exhibit 2.4

                   RESIGNATION AND GENERAL RELEASE AGREEMENT
                   -----------------------------------------


     This Resignation and General Release Agreement ("Agreement"), effective as of this 31st day of December 1996, by and between Gerald P. McLaughlin, an individual ("McLaughlin"), and NTN Communications, Inc., a corporation ("Company"), is a resignation agreement which includes a general release of claims.

     In consideration of the covenants undertaken and the releases contained in this Agreement, McLaughlin and Company agree as follows:

     1. McLaughlin resigns effective seven days following the complete execution of this Agreement in all capacities as an officer and as an employee of Company and each of its subsidiaries and affiliates, such resignations to be effective as of December 31, 1996. Company hereby agrees to retain McLaughlin as a consultant commencing on January 1, 1997 and ending on December 31, 1999 in accordance with the terms and conditions of the Consulting Agreement attached hereto as Exhibit A.

     2. Company and McLaughlin agree to the following actions (no payments hereunder shall be made or other actions taken until seven days following the complete execution of this Agreement) in full and complete discharge of any and all of Company's obligations to McLaughlin, including, without limitation, all obligations under McLaughlin's Employment Agreement dated January 1, 1990, as amended on June 19, 1992 (the "Employment Agreement"), the Performance Associated Senior Executive Retirement Plan and the Deferred Compensation Plan:

          a. Company shall pay to McLaughlin as severance payments $19,788.53 per month for the 12 months ending December 31, 1997, $22,459.93 per month for the 12 months ending December 31, 1998, and $25,492.08 per month for the 12 months ending December 31, 1999, less appropriate withholding taxes, as required. If any severance payment is not paid by Company for more than 90 consecutive days, then the severance payments set forth in this paragraph 2(a) shall be accelerated and become immediately due and payable.

          b. Company shall pay to McLaughlin an amount of $93,671.34, payable $5,203.96 per month for 18 months, all less appropriate withholdings, in payment of accrued vacation to which McLaughlin is entitled under the Employment Agreement.

          c. Company shall pay to McLaughlin cash in the amount of $233,535.60 less appropriate withholdings, representing deferred compensation to which McLaughlin is entitled.

          d. Until December 31, 1999, Company shall continue to include McLaughlin under Company's medical insurance program, without cost to McLaughlin.

                                       1.

          e. Until December 31, 1999, Company shall use its best efforts to provide (without extraordinary charges and provided that McLaughlin meets standard insurance company requirements) McLaughlin life insurance, payable to McLaughlin's beneficiary, in the amount of $1,000,000, and in the event of accidental death or dismemberment, in the amount of $2,000,000, without cost to McLaughlin.

          f. For a period of 36 months ending December 31, 1999, Company will provide McLaughlin with a car allowance of $500 per month.

          g. McLaughlin presently owns incentive or non qualified options to purchase shares of Common Stock of Company. McLaughlin shall return to Company for cancellation the following options:

          No. of Shares       Exercise Price
          -------------       --------------
             30,000               $ 7.25
             75,000               $6.375
             95,000               $ 7.25

          h. Company shall issue to McLaughlin a new fully vested option to purchase 150,000 shares of Common Stock of Company at an exercise price of $3.875 per share and expiring on December 31, 2001.

          i. Company shall vest the following options: (a) 75,000 options having an exercise price of $4.50 and an expiration date of August 4, 2003; and
(b) 25,000 options having an exercise price of $3.50 and an expiration date of November 4, 2006.

          j. McLaughlin is presently indebted to Company in the principal amount of $492,690.23. Such indebtedness is represented by a promissory note (the "Note") which provides that if McLaughlin is terminated by Company for any reason other than for "cause" at any time within the three year term of the Note the balance of the Note and any interest accrued thereon will be cancelled. McLaughlin and Company agree that the Note shall be cancelled and shall be of no further force and effect. Company shall return such cancelled Note to McLaughlin. Company may withhold from all amounts due to Mclaughlin herein all payroll taxes, if required by law, relating to the cancellation of the Note.

          k. Company shall execute and deliver to McLaughlin the Release attached as Exhibit B hereto.

     3. As of the execution of this Agreement and as a condition to the receipt by McLaughlin of any payments hereunder, McLaughlin has or shall have returned to Company and shall not take or copy in any form or manner lists of customers, prices, engineering plans, and similar confidential and proprietary materials or information, including, without limitation, those items set forth on Exhibit C hereto. McLaughlin represents to Company that all documents pertaining to NTN, inclusive of existing and past subsidiaries, but

                                       2.

exclusive of personal items, in his possession whether located on Company premises, at McLaughlin's home or elsewhere, have been returned to Company and that he has retained no copies in any form. This representation applies to all forms of written materials, including but not limited to schematics, diagrams, formulations, tapes, descriptions of inventions and products, operator manuals, maintenance manuals, training manuals, software manuals, software code, technical memoranda, research bulletin, financial information, marketing plans, identities of customers and vendors, contract terms and information obtained in confidence from customers and vendors. McLaughlin hereby reaffirms his obligation, as set forth in his employment agreement, secrecy agreement, confidentiality and work for hire agreement and any other legal documents that he signed either before or during his employment with Company not to disclose any confidential or trade secret information to any third party and not to use the information for any purpose whatsoever except as expressly authorized in writing by an authorized representative of Company.

     4. Company expressly denies any violation of any of its policies, procedures, state or federal laws or regulations. Accordingly, while this Agreement resolves all issues between Company and McLaughlin relating to any alleged violation of Company policies or procedures or any state or federal law or regulation, this Agreement does not constitute an adjudication or finding on the merits and it is not, and shall not be construed as, an admission by Company of any violation of its policies, procedures, state or federal laws or regulations. Moreover, neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of or an admission by Company of any violation of its policies, procedures, state or federal laws or regulations. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.

     5. Except for those obligations created by or arising out of this Agreement for which receipt or satisfaction has not been acknowledged herein, McLaughlin on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Company, its directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns and successors, past and present, and each of them, hereinafter together and collectively referred to as "Releasees," with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against said Releasees, arising out of or in any way connected with his employment or other relationships with Company or his resignation from employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with

                                       3.

Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers' compensation or dis6. It is the intention of Company in executing this instrument that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, McLaughlin hereby expressly waives any and all rights and benefits conferred upon him by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS
          WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO
          EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE
          RELEASES, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY
          AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

     6. McLaughlin acknowledges that he may hereafter discover claims or facts in addition to or different from those which McLaughlin now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this Settlement. Nevertheless, McLaughlin hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. McLaughlin acknowledges that he understands the significance and consequences of such release and such specific waiver of
SECTION 1542.

     7. McLaughlin expressly acknowledges and agrees that, by entering into this Agreement he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. McLaughlin further expressly acknowledges and agrees that:

          a. He was orally advised by Company and is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

          b. He was given a copy of this Agreement and informed that he has twenty-one (21) days within which to consider the Agreement; and

          c. He was informed that he has seven (7) days following the date of execution of the Agreement in which to revoke the Agreement.

                                       4.

     8. McLaughlin acknowledges that by reason of his position with Company he has been given access to lists of customers, prices, engineering plans, and similar confidential or proprietary materials or information respecting Company's business affairs. McLaughlin represents that he has held all such information confidential and will continue to do so, and that he will not use such information for any business (which term herein includes a partnership, firm, corporation or any other entity) without the prior written consent of Company.

     9. McLaughlin agrees that the terms and conditions of this Agreement shall remain confidential as between the parties and he shall not disclose them to any other person except for his attorneys and tax advisors or except as otherwise required by law or in the event of public disclosure of such matters by Company. Without limiting the generality of the foregoing, McLaughlin will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning, or in any way relating to, execution of this Agreement or the events (including any negotiations) which led to its execution. Without limiting the generality of the foregoing, McLaughlin specifically agrees that he shall not disclose information regarding this Agreement to any current or former employee of Releasees. McLaughlin hereby agrees that disclosure by him of any of the terms and conditions of the Agreement in violation of the foregoing shall constitute and be treated as a material breach of this Agreement.

     10. McLaughlin warrants and represents that, to the best of his knowledge, McLaughlin has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and McLaughlin shall defend, indemnify and hold harmless Company from and against any claim (including the payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer.

     11. McLaughlin and Company acknowledge that any employment or contractual relationship between them terminated on December 31, 1996, and that they have no further employment or contractual relationship except as may arise out of this Agreement.

     12. All payments hereunder shall be reduced by federal and state income tax withholding, if required, and other applicable withholding taxes. McLaughlin shall be exclusively liable for the payment of all federal and state taxes which may be due as the result of the consideration received from the settlement of disputed claims as set forth herein and McLaughlin hereby represents that McLaughlin shall make payments on such taxes at the time and in the amount required of McLaughlin. In addition, McLaughlin hereby agrees fully to defend, indemnify and hold harmless Releasees and each of them from payment of taxes, interest and/or penalties that are required of them by any government agency at any time as the result of payment of the consideration set forth herein.

     13. This instrument constitutes and contains the entire agreement and understanding concerning McLaughlin's employment, resignation from the same and the other subject matters addressed herein between the parties, and supersedes and replaces all

                                       5.

prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. This is an integrated document. This Agreement may be modified only by a writing signed by the parties.

     14. Either McLaughlin or Company may revoke this Agreement in its entirety during the seven days following execution of the Agreement by McLaughlin. Any revocation of the Agreement must be in writing and hand delivered during the revocation period. This Agreement will become effective and enforceable seven days following execution by McLaughlin, unless it is revoked during the seven-day period.

     15. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

     16. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California.

     17.  This Agreement may be executed in counterparts.

     18. Any dispute or controversy between McLaughlin, on the one hand, and Company (or any Releasee), on the other hand, in any way arising out of, related to, or connected with this Agreement or the subject matter thereof, otherwise in any way arising out of, related to, or connected with McLaughlin's employment with Company, shall be resolved through final and binding arbitration in San Diego, California, pursuant to California Civil Procedure Code (S)(S) 1282-1284.2. The arbitration shall be before the American Arbitration Association Employee Dispute Panel and shall be governed by the National Rules for the Resolution of Employment Disputes promulgated by the American Arbitration Association. In the event of such arbitration, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred by such party in connection therewith, including attorneys' fees. The nonprevailing party shall also be solely responsible for all costs of the arbitration, including, but not limited to, the arbitrator's fees, court reporter fees, and any and all other administrative costs of the arbitration, and promptly shall reimburse the prevailing party for any portion of such costs previously paid by the prevailing party. Any dispute as to the reasonableness of costs and expenses shall be determined by the arbitrator.

     19. In entering this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

     20. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full

                                       6.

force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

     21. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

     22. In consideration of the payment of $28,358.92, receipt of which is hereby acknowledged, McLaughlin agrees that for a period of 36 months from the date hereof McLaughlin shall not, directly or indirectly, without the prior written consent of Company:

          a. solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of Company, or of any of the subsidiaries or affiliates of Company to terminate his or her employment with Company, or such subsidiary or affiliate, to become employed by any person, firm or corporation other than Company, or such subsidiary or affiliate or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any such actions by any third party; or

          b. directly or indirectly own, manage, control, invest, or participate in any way in, consult with or render services for any person or entity (other than Company), or any of the subsidiaries or affiliates of Company engaged in any business in direct competition with the primary businesses presently conducted by Company, or any of the subsidiaries or affiliates of Company. Notwithstanding anything in this Section 2b to the contrary, nothing in this Agreement shall limit McLaughlin's right to hold and make passive investments not in excess of 2 1/2% of the outstanding Common Stock of any publicly traded entity.

     23. This Agreement embodies the entire agreement of the parties and supersedes any other prior oral or written agreements, arrangements or understandings between McLaughlin and Company. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

     24. The waiver by Company of a breach of any provision of this Agreement by McLaughlin shall not operate or be construed as a waiver of any subsequent breach by him. The waiver by McLaughlin of a breach of any provision of this Agreement by Company shall not operate or be construed as a waiver of any subsequent breach by Company.

     25. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

     I have read the foregoing Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

                                       7.

     EXECUTED as of this 31st day of December 1996 in San Diego County, California.



                                     --------------------------------
                                     Gerald P. McLaughlin

Approved as to form:


By:
    ----------------------------

Attorney for Gerald P. McLaughlin



     EXECUTED as of this 31st day of December 1996 in San Diego, California.

                                     NTN COMMUNICATIONS, INC.



                                     By:
                                         ----------------------------


Approved as to form:

TROY & GOULD PROFESSIONAL CORPORATION


By:
    ---------------------------------

Attorney for NTN Communications, Inc.

                                       8.

                                  ENDORSEMENT
                                  -----------



     I, Gerald P. McLaughlin, hereby acknowledge that I was given or took 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

     EXECUTED as of this 31st day of December 1996, in San Diego County, California.



                                       -----------------------------
                                       Gerald P. McLaughlin

                                       9.

Dear NTN Communications, Inc.


     This is to advise you that effective December 31, 1996, I hereby resign my position as an officer and employee of NTN Communications, Inc. and as an officer, director and employee of any subsidiaries or affiliates of NTN Communications, Inc.

                                       Very truly yours,



                                       --------------------------------
                                       Gerald P. McLaughlin

                                      10.